EXHIBIT 10.1
FACEBOOK, INC.
2012 EQUITY INCENTIVE PLAN
(as amended and restated on June 20, 2016)

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. The Plan is hereby amended and restated effective as of the Restatement Date. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2.SHARES SUBJECT TO THE PLAN.

2.1Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 25,000,000 Shares, plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2005 Stock Plan (the “Prior Plan”) on the Effective Date, (ii) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date, (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (iv) shares issued under the Prior Plan that are repurchased by the Company at the original issue price, and (v) shares that are subject to stock options or other awards under the Prior Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award. Substitute Awards may be granted under the Plan and any such grants shall not reduce the Shares authorized for grant under the Plan. For purposes of the reservation and availability for grant and issuance of Shares under the Plan (i) Shares reserved pursuant to this Section 2.1 for Awards granted before the payment of the Initial Class C Dividend shall be shares of Class A Common Stock of the Company and shall equal the number of Shares subject to outstanding Awards immediately prior to the payment of the Initial Class C Dividend (without adjustment for the payment of the Initial Class C Dividend), reduced by any Shares of Class A Common Stock of the Company that become available for grant and issuance as Class C Capital Stock of the Company pursuant to Section 2.2 of the Plan on or following the date of payment of the Initial Class C Dividend and (ii) all other Shares reserved pursuant to this Section 2.1 on or following the date of payment of the Initial Class C Dividend shall be shares of Class C Capital Stock.
2.2Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards of Common Stock under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. On or following the payment of the Initial Class C Dividend, any such Shares that again become available for grant and issuance shall be shares of Class C Capital Stock of the Company. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.
2.3Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be increased on January 1, of each of the ten (10) calendar years during the term of the Plan following the date the amended and restated Plan is approved by the Board, by the lesser of (i) two and one half percent (2.5%) of the sum of the number of shares of Class A Common Stock of the Company and the number of shares of Class C Capital Stock of the Company issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of shares determined by the Board.
2.5Limitations. No more than 120,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.6Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 12, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Non-Employee Directors; provided such Consultants and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than 2,500,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent, Subsidiary or Affiliate (including new Employees who are also officers and directors of the Company or any Parent, Subsidiary or Affiliate) are eligible to receive up to a maximum of 5,000,000 Shares in the calendar year in which they commence their employment.

4.ADMINISTRATION.

4.1.Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)select persons to receive Awards;
(d)determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)determine the number of Shares or other consideration subject to Awards;
(f)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)determine the date of termination of a Participant’s employment or services;
(h)determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;
(i)grant waivers of Plan or Award conditions;
(j)determine the vesting, exercisability and payment of Awards;
(k)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(l)determine whether an Award has been earned;
(m)determine the terms and conditions of any, and to institute any Exchange Program;

(n)reduce or waive any criteria with respect to Performance Factors;
(o)adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;
(p)adopt rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;
(q)make all other determinations necessary or advisable for the administration of this Plan; and
(r)delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation.
4.2.Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3.Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, other extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

4.4    Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5     Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries or Affiliates operate or have employees or other individuals eligible for Awards or to facilitate the offering and administration of the Plan in such other countries, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to or held by individuals outside the United States to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply or facilitate compliance with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
5.OPTIONS. The Committee may grant Options to eligible Employees, Consultants, and Non-Employee Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1.Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2.Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3.Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent, Subsidiary or Affiliate (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4.Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5.Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6.Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):
(a)If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than ninety (90) days after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.
(b)If the Participant is Terminated because of the Participant’s death (or the Participant dies within ninety (90) days after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(c)If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.
(d)If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.
5.7.Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8.Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent, Subsidiary or Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9.Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10.No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.RESTRICTED STOCK AWARDS.
6.1.Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Non-Employee Director a number of Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2.Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
6.3.Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
6.4.Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or any Parent, Subsidiary or Affiliate or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.5.Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
7.STOCK BONUS AWARDS.
7.1.Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Non-Employee Director of Shares for services to be rendered or for past services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.2.Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.3.Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
7.4.Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
8.STOCK APPRECIATION RIGHTS.
8.1.Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Non-Employee Director that may be settled in cash or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.2.Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR.

The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.3.Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.4.Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.
8.5.Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
9.RESTRICTED STOCK UNITS.
9.1.Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Non-Employee Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.2.Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
9.3.Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.
9.4.Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
10.PERFORMANCE AWARDS.
10.1.Performance Awards. A Performance Award is an award to an eligible Employee, Consultant, or Non-Employee Director a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2.Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to a Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award shall be settled; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; and (y) select from among the Performance Factors to be used. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than $10,000,000 in Performance Awards in any calendar year under this Plan.
10.3.Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.
10.4.Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
11.PAYMENT FOR SHARE PURCHASES.
Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)by cancellation of indebtedness of the Company to the Participant;
(b)by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent, Subsidiary or Affiliate;
(d)by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)by any combination of the foregoing; or
(f)by any other method of payment as is permitted by applicable law.
12.GRANTS TO NON-EMPLOYEE DIRECTORS.
12.1.Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
12.2.Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.
12.3.Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.4    Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.4 shall be filed with the Company on the form prescribed by the Company.
13.WITHHOLDING TAXES.
13.1.Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant. The Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld as required by applicable tax rules or as of a date determined by the Committee in its discretion, where permitted by applicable law.
13.2.Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value up to the maximum statutory amount required to be withheld unless a lesser amount of withholding is required to avoid adverse accounting treatment, or (iii) delivering to the Company already-owned Shares having a Fair Market Value up to the maximum amount required to be withheld unless a lesser amount of withholding is required to avoid adverse accounting treatment.
14.TRANSFERABILITY.
14.1.Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.
14.2.Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company or its Parent, Subsidiary or Affiliate, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.
15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1.Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2.Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval the Committee may (i) reprice Options or SARS (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARS, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (ii) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.
21.CORPORATE TRANSACTIONS.
21.1.Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction unless otherwise determined by the Board and then such Awards will terminate. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.
21.2.Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.
21.3.Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this amended and restated Plan is approved by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.
24.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.
25.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or Directors of the Company.
27.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
“Affiliate” means any entity other than a Parent or Subsidiary that, directly or indirectly, is controlled by, controls or is under common control with, the Company or in which the Company has a significant equity interest, in either case as determined by the Board; provided, however, that the definition of Affiliate shall be limited to entities that are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation) for Awards that would otherwise be subject to Section 409A, unless the Committee determines otherwise.

“Award” means any award granted pursuant to the provisions of the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.
“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
“Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.
“Board” means the Board of Directors of the Company.
“Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
“Common Stock” means (i) with respect to Awards granted before the date of the payment of the first dividend of Class C Capital Stock to all holders of Class A Common Stock and Class B Common Stock (the “Initial Class C Dividend”), the Class A Common Stock of the Company, and (ii) with respect to Awards granted on and after the date of the payment of the Initial Class C Dividend and any Shares issued pursuant to any adjustment made in accordance with Section 2.6 upon the payment of the Class C Dividend, the Class C Capital Stock of the Company.
“Company” means Facebook, Inc., or any successor corporation.
“Consultant” means any individual, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity other than as an Employee or Non-Employee Director.
“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
“Director” means a member of the Board.
“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” means the day immediately prior to the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.
“Employee” means any individual, including officers and directors, employed by the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).
“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(a)if such Common Stock is publicly traded and is then listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as officially quoted in the composite tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date;
(b)if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(c)in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or
(d)by the Board or the Committee in good faith.
“Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary or Affiliate.
“Option” means an award of an option to purchase Shares pursuant to Section 5.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Participant” means a person who holds an Award under this Plan.
“Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.
“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary or Affiliate, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit Before Tax;

(b)	Billings;

(c)	Revenue;

(d)	Net revenue;

(e)	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(f)	Operating income;

(g)	Operating margin;

(h)	Operating profit;

(i)	Controllable operating profit, or net operating profit;

(j)	Net Profit;

(k)	Gross margin;

(l)	Operating expenses or operating expenses as a percentage of revenue;

(m)	Net income;

(n)	Earnings per share;

(o)	Total stockholder return;

(p)	Market share;

(q)	Return on assets or net assets;

(r)	The Company’s stock price;

(s)	Growth in stockholder value relative to a pre-determined index;

(t)	Return on equity;

(u)	Return on invested capital;

(v)	Cash Flow (including free cash flow or operating cash flows)

(w)	Cash conversion cycle;

(x)	Economic value added;

(y)	Individual confidential business objectives;

(z)	Contract awards or backlog;

(aa)	Overhead or other expense reduction;

(bb)	Credit rating;

(cc)	Strategic plan development and implementation;

(dd)	Succession plan development and implementation;

(ee)	Improvement in workforce diversity;

(ff)	Customer indicators;

(gg)	New product invention or innovation;

(hh)	Attainment of research and development milestones;

(ii)	Improvements in productivity;

(jj)	Bookings;

(kk)	Attainment of objective operating goals and employee metrics; and

(ll)	Any other metric that is capable of measurement as determined by the Committee.
The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
“Performance Period” means the period of service determined by the Committee, during which years of service or performance is to be measured for the Award.
“Performance Share” means a performance share bonus granted as a Performance Award.
“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
“Plan” means this Facebook, Inc. 2012 Equity Incentive Plan.
“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
“Restatement Date” means the date on which the Plan, as amended and restated herein, is approved by the Company’s stockholders.
“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.
“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Shares” means shares of the Company’s Common Stock and the common stock of any successor entity.
“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.
“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”).
“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

EXHIBIT A
FRENCH SUB-PLAN

SUB-PLAN TO THE FACEBOOK, INC. 2012 EQUITY INCENTIVE PLAN Qualified Restricted Stock Units (FRANCE) June 20, 2016
SOUS-PLAN
DU PLAN EN ACTIONS 2012 DE FACEBOOK, INC. 2012
(le « FACEBOOK, INC. 2012 EQUITY INCENTIVE PLAN »)
Plan d'attribution gratuite d’actions dit « éligible » (« Qualified Restricted Stock Units »)
(FRANCE)
June 20, 2016

This Sub-Plan to the Facebook, Inc. (the “Company”) 2012 Equity Incentive Plan relating to Restricted Stock Units granted to Employees in France (the “French Sub-Plan”) was created under and pursuant to the Facebook, Inc. 2012 Equity Incentive Plan (the “Plan”) and is intended to govern Restricted Stock Units (“RSUs”) granted to French-Resident Participants that are intended to qualify for preferred treatment under French tax and social security laws. All other types of Awards shall not be governed by this French Sub-Plan, but remain governed by the terms of the Plan or any applicable sub-plan, as the case may be.

Le présent sous-plan au plan « Equity Incentive Plan » 2012 de Facebook, Inc. (la « Société »), portant sur l’Attribution gratuite d'actions ou « Restricted Stock Units », octroyées aux Salariés français (le « Sous-Plan Français ») a été mis en œuvre en application du plan en actions 2012 de Facebook, Inc., « Facebook, Inc. 2012 Equity Incentive Plan » (le « Plan »). Il a vocation à régir les attributions gratuites d'actions ou « AGA », faites au profit de Participants Résidents Français, qui ont vocation à être éligibles au régime fiscal et social de faveur en droit français. Les autres types d’attributions (les « Autres Attributions ») ne sont pas régis par le présent Sous-Plan Français, mais restent régis par les dispositions du Plan et/ou de tout autre sous-plan applicable, selon le cas.

Grants made pursuant to this French Sub-Plan shall give rise to the issuance by the Board of a Restricted Stock Unit Agreement which shall specify the precise terms and conditions of each grant, subject to the provisions contained in this French Sub-Plan.

Les Attributions, faites en application du présent Sous-Plan Français donnent lieu à l'établissement, par le Conseil d'administration, d'un Contrat d’Attribution qui définit les termes précis et les conditions précises de chaque attribution, sous réserve des dispositions figurant dans le présent Sous-Plan Français.

The Board may grant RSUs pursuant to this French Sub-Plan to any French-Resident Participant. All Sections and subsections of the Plan that relate to the grant of RSUs (exclusive of any other Awards) are incorporated herein and shall apply to RSUs granted pursuant to this French Sub-Plan, except that Sections 4.3, 5, 6, 7, 8, 10, 11, 12, 13.2, 15.2, 17, 18, 21.2, and 21.3 are not incorporated herein and the following Sections and subsections of the Plan shall be modified as set forth below. The modifications below, and the establishment of the French Sub-Plan, shall only affect RSUs granted pursuant to this French Sub-Plan and the recipients of such RSUs and shall not affect or modify the Plan in any other way.

Le Conseil d'administration peut attribuer des Actions Gratuites conformément au présent Sous-Plan Français à tous les Participants Résidents Français. Tous les articles et tous les sous-articles du Plan qui ont trait à l’attribution d’Actions Gratuites (à l'exclusion de toute autre Instrument) sont incorporés au présent document et s'appliquent aux Actions Gratuites attribuées conformément au présent Sous-Plan Français, à l’exception des articles 4.3, 5, 6, 7, 8, 10, 11, 12, 13.2, 15.2, 17, 18, 21.2 et 21.3 qui ne sont pas incorporés au présent document et des articles suivants du Plan qui sont modifiés selon les modalités indiquées ci-dessous. Les modifications ci-dessous, et la mise en œuvre du Sous-Plan Français, n'affectent que les Actions Gratuites octroyées conformément au présent Sous-Plan Français et les bénéficiaires de ces Actions Gratuites, sans affecter et modifier le Plan d'aucune autre manière.

Each Section of the Plan set forth below shall be amended to read as follows in the French Sub-Plan:	Chaque article du Plan mentionné ci-dessous du Plan est modifié, pour être rédigé comme suit dans le Sous-Plan Français :
1. Purpose of the Plan.	1. Objet du Plan.

Section 1 of the Plan shall be amended to read as follows:	L’article 1 du Plan est modifié, pour être rédigé comme suit :

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate French-Resident Participants whose present and potential contributions are important to the success of the Company, and of any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Restricted Stock Units. Capitalized terms not defined elsewhere in the text are defined in Section 27.

1. OBJET.  L'objet du présent Plan est d’octroyer des instruments incitatifs qui attirent, retiennent et motivent les Participants Résidents Français dont la contribution actuelle et potentielle est importante pour la réussite de la Société, des Sociétés Mères et des Filiales existantes ou qui pourraient à l’avenir exister, en leur offrant l'opportunité de participer à la performance future de la Société par l'attribution d’Actions Gratuites. Les termes avec une majuscule qui ne sont pas définis ailleurs dans le texte sont définis à l’article 27.

2. Shares Subject to the Plan.	2. Actions couvertes par le Plan.

The subsection 2.6 shall be amended to read as follows:	Le présent sous-article 2.6 est modifié pour être rédigé comme suit :

2.6 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the number of Shares subject to outstanding RSUs, (c) the maximum number of Shares that may be issued to a French-Resident Participant in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable US and French securities and corporate laws, provided that fractions of a Share will not be issued and provided further that no consideration or indemnity whatsoever shall be paid in lieu of fractional shares, if any. Notwithstanding the foregoing, the Board shall be authorized to make adjustments in the number of Shares subject to an RSU only insofar as the adjustment aims at protecting and maintaining the rights of the applicable French-Resident Participant.

2.6 Ajustement des Actions. En cas de modification du nombre d'Actions en circulation en raison d’une distribution de dividendes en Actions, d’une recapitalisation, d'une division d'Actions, d'un regroupement d'Actions, d'une subdivision, d'une combinaison, d’un reclassement ou d'un changement similaire affectant la structure du capital de la Société, sans contrepartie, alors (a) le nombre d'Actions Gratuites pouvant être attribuées à l’avenir, en application du Plan et figurant à l’article 2.1, (b) le nombre d'Actions Gratuites déjà attribuées, (c) le nombre maximum d'Actions pouvant être livrées à un Participant Résident Français par année civile figurant à l'article 3, sera ajusté proportionnellement, en respectant les mesures éventuellement préconisées par le Conseil d'administration et les actionnaires de la Société et en conformité avec les législations américaine et française en matière de droit des sociétés, étant précisé d’une part qu'il ne sera pas émis de fractions d'Actions et d’autre part, que les fractions d'Actions ne donneront lieu ni à paiement, ni à indemnisation, sous quelque forme que ce soit. Nonobstant les dispositions qui précèdent, le Conseil d'administration ne sera autorisé à ajuster le nombre d'Actions Gratuites que dans la mesure où cet ajustement vise à protéger et à préserver les droits du Participant Résident Français concerné.

3. Eligibility.	3. Éligibilité.

Section 3 of the Plan shall be amended to read as follows:	L’article 3 du Plan est modifié, pour être rédigé comme suit :

3. ELIGIBILITY. RSUs granted under the Plan may be granted only to French-Resident Employees. No French-Resident Participant will be eligible to receive more than 2,500,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new French-Resident Employees are eligible to receive up to a maximum of 5,000,000 Shares in the calendar year in which they commence their employment, subject to any applicable limitations under French law.

3. ÉLIGIBILITÉ. Les Actions Gratuites attribuées en application du Plan ne peuvent être octroyées qu’à des Salariés Résidents Français . Aucun Participant Résident Français ne sera éligible à recevoir plus de 2 500 000 Actions au titre d’année civile en application du Plan, à moins que les Salariés Résidents Français concernés soient nouvellement nommés dans l’exercice de leur emploi, auquel cas ils seront éligibles à recevoir un maximum de 5 000 000 Actions au cours de l’année civile de la conclusion de leur contrat de travail, sous réserve de toutes les restrictions applicables en droit français.

4. Administration.	4. Administration.

Section 4.2 of the Plan shall be amended to read as follows:	L’article 4.2 du Plan est modifié, pour être rédigé comme suit :

4.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to an RSU shall be made in its sole discretion at the time of grant of such RSU or, unless in contravention of any express term of the Plan or French Sub-Plan, at any later time, and such determination shall be binding on the Company and all persons having an interest in any RSU under the Plan. Any dispute regarding the interpretation of the Plan, French Sub-Plan or any RSU Agreement shall be submitted to the Committee for resolution, and the Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants, including French-Resident Participants, who are not Insiders. Any dispute that cannot be resolved accordingly shall be submitted by the Participant or Company to the exclusive jurisdiction of the State of California.

4.2 Interprétation et pouvoir discrétionnaire d'appréciation du Comité. Toutes les décisions du Comité relatives aux Actions Gratuites seront prises discrétionnairement au moment de l’Attribution ou, sous réserve de ne pas contrevenir à une disposition expresse du Plan ou du Sous-Plan Français, à une date ultérieure et ces décisions seront opposables à la Société ainsi qu’à toute personne attributaire d’Actions Gratuites régies par le Plan. Les différends relatifs à l'interprétation du Plan, du Sous-Plan Français ou du Contrat d’Attribution seront soumis au Comité, et le Comité pourra déléguer à un ou plusieurs administrateurs dirigeants le pouvoir d'examiner et de régler les différends relatifs aux Attributions, pour autant que ces Participants ne soient pas des Initiés. Les différends qui ne pourront être réglés corrélativement seront déférés par le Participant ou par la Société à la compétence exclusive de l'État du Californie.

9. Restricted Stock Units.	9. Attribution d’Action Gratuites.

Subsections 9.1, 9.3 and 9.4 shall be deleted and replaced by the following, and subsections 9.5 to 9.12 will be inserted in this Section 9:	Les Sous-articles 9.1, 9.3 et 9.4 du Plan sont supprimés et remplacés par les dispositions suivantes et les articles 9.5 à 9.12 seront ajoutés au présent Article 9:

9.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award granted to a French-Resident Participant covering a number of Shares that may be settled on a given date by issuance of new Shares or the delivery of existing Shares. In the case where the RSU gives the right to receive existing Shares, the Company shall repurchase such Shares prior to the date on which the RSUs are settled. All RSU grants shall be made pursuant to an Award Agreement.

9.1 Attributions d’Actions Gratuites. Une attribution d’Actions Gratuites est uneattribution faite au profit d’un Participant Résident Français, du droit conditionnel de recevoir à un terme donné, un certain nombre d’Actions nouvelles ou existantes. Au cas où les Actions Gratuites donnent le droit de recevoir des Actions existantes, la Société devra racheter ces Actions avant la date de livraison des Actions. Toutes les Attributions d’Actions Gratuites devront être réalisées conformément aux termes du Contrat d'Attribution.

9.3 Form and Timing of Settlement. RSU Shares will be issued/transferred for free to the French-Resident Participants who satisfy the conditions of the Plan, this French Sub-Plan, and the applicable Restricted Stock Unit Agreement. French-Resident Participants will not be required to make any investment to receive the Shares. Delivery of RSU Shares pursuant to vested RSUs shall be made on the date(s) determined by the Committee and set forth in the applicable Restricted Stock Unit Agreement. The Committee must settle vested RSUs exclusively in Shares.

9.3 Forme et calendrier de livraison. Les Actions Gratuites seront émises/transférées gratuitement aux Participants Résidents Français qui remplissent les conditions du Plan, du Sous-Plan Français et du Contrat d’Attribution applicable. Les Participants Résidents Français n’auront pas à débourser la moindre somme pour recevoir les Actions. La remise des Actions définitivement acquises interviendra à la date ou aux dates décidées par le Comité et indiquées dans le Contrat d’Attribution applicable. Le Comité livrera les Actions Gratuites définitivement acquises exclusivement en Actions.

9.4 Vesting Conditions. Subject to the terms of the Plan, this French Sub-Plan, and the applicable Restricted Stock Unit Agreement, RSUs shall vest as set forth in the applicable Restricted Stock Unit Agreement, provided that the vesting schedule cannot provide for vesting earlier than the first annual anniversary of the Grant Date.

9.4 Conditions d’acquisition. Sous réserve du respect des dispositions du Plan, du présent Sous-Plan Français et du Contrat d’Attribution applicable, les Actions Gratuites seront acquises suivant le calendrier figurant dans le Contrat d’Attribution applicable, étant précisé que le calendrier d'acquisition ne pourra prévoir que la Date d'Acquisition des Actions intervienne avant le premier anniversaire suivant la Date d'Attribution.

Notwithstanding the foregoing, in the case of the French-Resident Participant's death, any vesting conditions based on the French-Resident Participant’s continuous service shall be waived and the French-Resident Participant’s heir or heirs may request the delivery of the Shares within a period of six (6) months following his or her death. If the French-Resident Participant’s heir or heirs do not request delivery of the Shares within a period of six (6) months following the French-Resident Participant’s death, the RSUs will be forfeited.

Nonobstant les dispositions qui précèdent, en cas de décès d’un Participant Résident Français, la condition de présence du Participant Résident Français sera levée et le ou les héritiers du Participant Résident Français pourront demander à se faire attribuer définitivement les Actions dans un délai de six (6) mois suivant son décès. Si le ou les héritiers du Participant Résident Français ne demandent pas la livraison des Actions dans un délai de six (6) mois suivant le décès du Participant Résident Français, les Actions Gratuites seront caduques.

9.5 Termination of French-Resident Participant. Except as may be set forth in the French-Resident Participant’s Restricted Stock Unit Agreement, and save the case of Death, vesting shall cease upon the termination of the French-Resident Participant’s continuous service (unless determined otherwise by the Committee).

9.5 Cessation des fonctions du Participant Résident Français. Sauf indication contraire figurant dans le Contrat d’Attribution, et hormis le cas de décès, les droits d’un Participant Résident Français à recevoir ses Actions seront caducs si le Participant Résident Français ne satisfait plus à la condition de présence au cours de la Période d’Acquisition (sauf décision contraire du Comité).

9.6 Selling Restrictions. The Shares will be delivered to the French-Resident Participants upon the settlement of RSUs on the date(s) determined by the Committee and set forth in the applicable Restricted Stock Unit Agreement. Shares will be delivered and recorded in an account opened in the name of the shareholder (inscription au nominatif) with a broker or an escrow agent or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable French law. However, the French-Resident Participants will not be permitted to sell, transfer, pledge or otherwise assign the Shares received upon settlement of RSUs during the Holding Period, provided that the Holding Period shall not apply and accelerated sale will be permitted in the case of the French-Resident Participant's death or Disability.

9.6 Restrictions à la vente. Les Actions seront livrées aux Participants Résidents Français à l’issue de la Période d’Acquisition, à la date ou aux dates décidées par le Comité et figurant dans le Contrat d’Attribution applicable. Les Actions seront remises et inscrites sur un compte ouvert au nom de l'actionnaire (inscription au nominatif) chez un courtier ou chez un mandataire séquestre, ou suivant toutes les modalités décidées par ailleurs par la Société, afin d'assurer le respect du droit français applicable. Toutefois, il ne sera pas permis aux Participants Résidents Français de vendre ou de transférer sous quelque forme que ce soit les Actions pendant la Période de Conservation, étant précisé que la Période de Conservation ne s'appliquera pas, et qu’une vente anticipée sera autorisée, en cas de décès ou d'Invalidité du Participant Résident Français.

9.7 Insider Trading Restrictions. Following the expiration of the Holding Period, Shares received upon settlement of RSUs may be subject to further sale restrictions as set forth in the Plan, this French Sub-Plan and the applicable Restricted Stock Unit Agreement. Pursuant to article L 225-197-1 of the French Code de commerce, shares of a listed company cannot be sold (i) during the period of ten (10) stock-exchange trading days that precede and three (3) stock-exchange trading days that follow the date on which the consolidated accounts, or failing that, the annual accounts are made public; and (ii) during the period between the date on which the company's management has knowledge of information which, if it were made public, could have a significant impact on the price of the company's securities, and the date ten (10) stock-exchange trading days after that on which the said information is made public. These rules shall apply to French-Resident Participants unless they are otherwise restricted from selling Shares received upon settlement of RSUs under similar rules applicable under U.S. law, in which case the U.S. rules shall prevail. In any event, Participants are at all times required to comply with the Facebook, Inc. Insider Trading Policy as may be amended from time to time and in particular Section II re No Trading on Material Non-Public Information, Black-Out Periods, and other important matters.  Persons who violate these general rules and the Insider Trading Policy may be subject to legal and financial penalties.  If a French-Resident Participant trades during any applicable Black-Out Period as described in the Insider Trading Policy, or if the French tax authorities deem that the French-Resident Participant has not complied with the French closed period restrictions above and/or similar rules under applicable U.S. law, the RSUs and Shares received under the RSUs may lose Qualified status, and the French-Resident Participant may not receive preferential tax treatment.

9.7 Restrictions relatives au Délit d’Initié, « Fenêtres négatives ». Après l'expiration de la Période de Conservation, les Actions Gratuites seront librement cessibles, sous réserve des restrictions supplémentaires à la cession éventuellement indiquées dans le Plan, le présent Sous-Plan Français et le Contrat d’Attribution applicable. Conformément à l'article L 225-197-1 du Code de commerce français, les actions d'une société cotée ne pourront être cédées (i) dans le délai de dix (10) séances de bourse précédant et de trois (3) séances de bourse suivant la date à laquelle les comptes consolidés, ou à défaut les comptes annuels, sont rendus publics ; et (ii) dans le délai compris entre la date à laquelle les organes sociaux de la société auront eu connaissance d'une information qui, si elle était rendue publique, pourrait avoir une incidence significative sur le cours des titres de la société, et la date postérieure de dix (10) séances de bourse à celle où cette information est rendue publique. Ces règles s'appliqueront aux Participants Résidents Français, sauf s'ils sont par ailleurs soumis à des restrictions de cession des Actions en raison de règles similaires applicables en droit américain, cas auquel les règles américaines prévaudront. Dans tous les cas, les Participants sont tenus de satisfaire à tout moment aux Règles relatives aux Opérations d’Initiés en vigueur édictées par Facebook, Inc., et en particulier à la Section II relative à l’interdiction de négocier sur la base d’informations non-publiques significatives, aux fenêtres négatives et autres sujets importants. Les personnes qui violeront ces règles générales et les Règles relations aux Opérations d’Initiés pourront être passibles de sanctions légales et financières. Si un Participant Résident Français négocie pendant une Fenêtre Négative telle que décrite dans les Règles relatives aux Opérations d’Initiés, ou si l’administration fiscale française considère que le Participant Résident Français n’a pas satisfait aux restrictions du Code de commerce français susmentionnées et/ou aux règles similaires applicables aux termes du droit américain, le Participant Résident Français pourrait ne pas bénéficier du régime fiscal de faveur attaché à ses Actions Gratuites.

9.8 Death of a French-Resident Participant. In addition to the rules set forth in Section 9.4 above, if a French-Resident Participant dies during the Acquisition Period or the Holding Period, the Holding Period shall not apply and the Shares received upon settlement of RSUs shall be immediately transferable, except as may be required under Section 9.7 above and the Plan.

9.8 Décès d'un Participant Résident Français. Outre les règles indiquées à l'article 9.4 ci-dessus, si un Participant Résident Français décède au cours de la Période d'Acquisition ou de la Période de Conservation, la Période de Conservation ne s'appliquera pas et les Actions issues de l’Attribution seront immédiatement cessibles, sous réserve du respect des dispositions de l'article 9.7 ci-dessus et du Plan.

9.9 Disability of a French-Resident Participant. Notwithstanding any provisions of the Plan, this French RSU Sub-Plan, and the applicable Restricted Stock Unit Agreement, in the case of Disability of a French-Resident Participant during the Holding Period, the Holding Period shall not apply and the Shares received upon settlement of the RSUs shall be immediately transferable, except as may be required under Section 9.7 above and the Plan.

9.9 Invalidité d'un Participant Résident Français. Nonobstant toute disposition du Plan, du présent Sous-Plan Français et du Contrat d’Attribution applicable, si un Participant Résident Français est frappé d’Invalidité au cours de la Période de Conservation, la Période de Conservation ne s'appliquera pas et les Actions issues de l’Attribution seront immédiatement cessibles, sous réserve du respect des dispositions de l'article 9.7 ci-dessus et du Plan.

9.10 Entitlements / No Employment Rights. A French-Resident Participant’s rights, if any, in respect of or in connection with any RSU are derived solely from the discretionary decision of the Company to permit the individual to participate in this French Sub-Plan and to benefit from a discretionary RSU. By accepting an RSU under the French Sub-Plan, a French-Resident Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan or the French Sub-Plan and/or grant any additional RSUs. Any RSU granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a French-Resident Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

9.10 Droits / Absence de droit lié au contrat de travail. Les droits éventuels d’un Participant Résident Français concernant les, ou relatifs aux, Actions Gratuites résultent de la seule décision discrétionnaire de la Société de permettre à cette personne physique de participer au présent Plan et Sous-Plan Français et de bénéficier discrétionnairement d’une Attribution d’Actions Gratuites. En acceptant l’Attribution régie par le Sous-Plan Français, un Participant Résident Français reconnaît expressément qu'il n’existe aucune obligation, pour la Société, de procéder à de nouvelles Attributions à l’avenir et/ou de procéder à l’attribution d’Actions Gratuites supplémentaires. Les Actions Gratuites accordées en application du présent document ne constituent pas un élément de rémunération récurrent et ne font pas partie de la rémunération normale ou prévisible d'un Participant Résident Français. Elles ne sauraient être prises en compte dans le salaire ou la rémunération, ou dans toute autre rétribution d'un Participant Résident Français pour les besoins du calcul de ses indemnités de retraite, de licenciement, de démission ou de départ de la société qui emploie le Participant Résident Français (ou au sein de laquelle il exerce ses fonctions) .

The Company, and any Parent, Subsidiary and/or affiliate (including any French Subsidiary), reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, applicable articles of incorporation and bylaws and any written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to future vesting, damages or specific performance with respect to the Plan this French Sub-Plan or any outstanding RSU that is forfeited and/or is terminated by its terms or to any future RSU.

La Société, et toute Société-Mère, les Filiales et/ou les sociétés affiliés (y compris les Filiales françaises) se réservent le droit de mettre fin au contrat de travail de toute personne, à tout moment, et pour tout motif, dans le respect de la législation applicable, des statuts applicables et du contrat de travail écrit (s'il en existe un), et la personne dont l’emploi ou la fonction aura ainsi pris fin sera irrévocablement présumée avoir renoncé à intenter toute action en dommages-intérêts ou en exécution du Plan, du présent Sous-Plan Français, et à tout droit sur les Actions Gratuites qui ne lui seraient pas définitivement acquises et qui seront caduques et/ou résiliées par leurs propres stipulations, ou aux Actions Gratuites futures.

9.12 Other Provisions.	9.12 Autres dispositions.

The Restricted Stock Unit Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan and this French Sub-Plan as may be determined by the Committee in its sole discretion. In addition, the provisions of Restricted Stock Unit Agreements need not be the same with respect to each French-Resident Participant.

Le Contrat d’Attribution comportera tous autres termes, dispositions et conditions, ne contredisant pas le Plan et le présent Sous-Plan Français, qui seront décidées par le Comité à sa seule discrétion. En outre, les dispositions des Contrats d’Attribution n'auront pas à être identiques pour chaque Participant Résident Français.

None of the provisions in the Plan and the French Sub-Plan shall have as their effect the establishment or recognition of the existence of a contract of any type whatsoever between the French-Resident Participants and Facebook, Inc.

Aucune disposition du Plan et du Sous-Plan Français n’aura pour effet de créer ni de reconnaître l'existence d'un contrat, de quelque type que ce soit, entre les Participants Résidents Français et Facebook, Inc.

13. Withholding Taxes.	13. Retenues à la source.

Subsection 13 of the Plan shall be deleted and replaced by the following:	L’article 13 du Plan est supprimé et remplacé comme suit :

Whenever Shares are to be issued in satisfaction of RSUs granted under this Plan, the Company may require the French-Resident Participant to remit to the Company, Parent, or Subsidiary employing the French-Resident Participant or, as the case may be, to the plan administrator (if different than the Company) or the broker or escrow agent where the Shares are registered, an amount sufficient to satisfy applicable U.S. federal, state, local, French and other withholding tax requirements, as the case may be, or any other tax liability legally due from the French-Resident Participant or otherwise in respect of a French-Resident Participant’s participation in the Plan as described in the Restricted Stock Unit Agreement, prior to the delivery of Shares pursuant to settlement of an RSU, or, as the case may be, prior to the delivery of the Shares sales proceeds, any time after the end of the Holding Period.

13. Retenues à la source - Généralités. À chaque fois qu’il faudra émettre des Actions en application du présent Plan, la Société pourra demander au Participant Résident Français de remettre à la Société, à la Société Mère ou à la Filiale qui emploie le Participant Résident Français (ou, selon le cas, à l'administrateur du Plan (s’il est différent de la Société) ou au courtier ou au mandataire séquestre chez lequel les Actions sont inscrites, un montant suffisant pour satisfaire aux obligations fiscales en matière de retenue à la source, qu’elle soient imposées par le droit américain au niveau fédéral, étatique ou local, le droit français ou tout autre droit, ou afférente à tout autre impôt dû par un Résident Participant Français ou autrement à raison de sa participation au Plan tel qu’il est décrit dans le Contrat d’Attribution, et ce, avant de livrer les Actions à l’issue de la Période d’Acquisition ou, selon le cas, avant de lui rétrocéder le produit de cession de ses Actions, à tout moment après la fin de la Période de Conservation.

14. Transferability.	14. Cessibilité.

Section 14 of the Plan shall be deleted and replaced by the following:	L’article 14 du Plan est supprimé et remplacé par les dispositions suivantes :

14.1 Assignment or Transfer of RSUs. RSUs are personal to each French-Resident Participant. A French-Resident Participant cannot sell, transfer or pledge his or her right to receive Shares pursuant to an RSU under the Plan and this French Sub-Plan, except if such transfer occurs through succession to legal beneficiaries in the event of death of the Participant pursuant to Section 9.4 above.

14.1 Transmission ou cession des Actions Gratuites. Les Actions Gratuites sont personnelles à chaque Participant Résident Français. Un Participant Résident Français ne pourra vendre, céder ou nantir son droit à recevoir des Actions Gratuites au terme du Plan et du présent Sous-Plan Français, sauf si ce transfert a lieu par voie de dévolution successorale, à la suite du décès du Participant, conformément à l'article 9.4 ci-dessus.

14.2 Trusts. RSUs cannot be transferred or otherwise assigned by a French-Resident Participant to a trustee of any trust or any similar institution of any kind.
14.2 Trusts. Les Actions Gratuites ne pourront être cédées ou transférées de quelque manière que ce soit par un Participant Résident Français à un trustee en charge de la gestion d’un trust ou d'une institution similaire de tout type.

15. Privileges of Stock Ownership; Restrictions on Shares.	15. Droits attachés aux Actions - Restrictions pesant sur les Actions.

Section 15 of the Plan shall be deleted and replaced by the following Section 15:	L’article 15 du Plan est supprimé et remplacé par l'article 15 suivant :

15. PRIVILEGES OF STOCK OWNERSHIP.  No French-Resident Participant will have any of the rights of a stockholder with respect to any Shares until the RSUs are settled and the Shares are issued to the French-Resident Participant. After Shares are issued to the French-Resident Participant, the French-Resident Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares, provided that additional Shares the French-Resident Participant may become entitled to receive with respect to such Shares by virtue of a stock split of the Company will be subject to the same holding restrictions as the Shares.

15. DROITS ATTACHES AUX ACTIONS. Aucun Participant Résident Français n'aura de droits d’actionnaire sur les Actions durant la Période d’Acquisition. Postérieurement à la livraison des Actions au Participant Résident Français, le Participant Résident Français sera actionnaire et disposera de tous les droits d'un actionnaire sur les Actions issues de l’Attribution, y compris le droit de voter et de recevoir des dividendes ou toute autre distribution faite ou versée au titre de ces Actions, étant précisé que les Actions supplémentaires que le Participant Résident Français pourrait le cas échéant recevoir au titre de ces Actions Gratuites en cas de division des Actions de la Société, seront soumises aux mêmes restrictions et conditions de conservation que les Actions issues de l’Attribution.

21. Corporate Transactions.	21. Opérations sur le Capital Social.

The following subsections of Section 21 of the Plan shall be amended to read as follows:	Les Sous-articles suivants de l’article 21 du Plan sont modifiés pour être rédigés comme suit :

21.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, outstanding RSUs shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption or substitution of outstanding RSUs by the surviving corporation or its parent or for the cancellation of outstanding RSUs, with or without consideration. Notwithstanding the foregoing, the Administrator may determine, at the time of grant of RSUs or thereafter, that such RSUs shall become partially or fully vested upon the consummation of a Corporate Transaction or at some time or upon some event related to the Corporate Transaction, in which case the RSUs may no longer benefit from the favorable tax and social security regime.

21.1 Reprise ou substitution. En cas d'Opération sur le Capital Social durant la Période d’Acquisition, les Actions Gratuites seront soumises au contrat de fusion, de restructuration ou de cession d'actifs applicable. Ce contrat pourra prévoir, notamment, la reprise ou la substitution des Actions Gratuites par la société survivante ou par sa société mère, ou l'annulation des Actions Gratuites, avec ou sans paiement d'une contrepartie. Nonobstant les dispositions qui précèdent, l’Administrateur pourra décider, au moment de l’attribution des Actions Gratuites ou ultérieurement, que ces Actions Gratuites deviendront partiellement ou intégralement acquises au Participant Résident Français au moment de la réalisation d'une Opération sur le Capital Social, ou à un moment ou lors d’un événement quelconque relatif à l'Opération sur le Capital Social, auquel cas les Actions Gratuites ne pourront plus bénéficier du régime de faveur fiscal et social.

24.Amendment or Termination of the Plan	24.Modification ou terme du Plan

Section 24 of the Plan shall be deleted and replaced by the following Section 24:	L’article 24 du Plan est supprimé et remplacé par l'article 24 suivant :

24. AMENDMENT OR TERMINATION OF THE PLAN.  No modification may be made to the Plan or the French Sub-Plan with respect to outstanding RSUs previously granted pursuant to the French RSU Sub-Plan unless such modification is required by law, regulation or published administrative interpretation. French-Resident Participants shall be notified of any such modifications to the Plan that affect their rights under the Plan and the French Sub-Plan rules. Such notification may be made by means of individual communication, general notice posted in the workplace, or such other means that are more adequate and appropriate. With respect to future RSUs to be granted pursuant to the French Sub-Plan, the Board may at any time amend, alter, suspend or discontinue the Plan or the French Sub-Plan. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

24. MODIFICATION OU TERME DU PLAN. Les seules modifications qui peuvent être apportées au Plan ou au Sous-Plan Français en ce qui concerne les Actions Gratuites attribuées en application du Sous-Plan Français sont les modifications imposées par la législation, la réglementation ou la doctrine administrative régulièrement publiée. Les Participants Résidents Français seront informés des modifications du Plan qui affecteront leurs droits au terme du Plan et du Sous-Plan Français. Cette information pourra être faite par voie de communication individuelle, par avis affiché sur le lieu de travail ou par tout autre moyen qui serait plus adéquat et plus approprié. En ce qui concerne les attributions futures qui pourraient être réalisées en application du Sous-Plan Français, le Conseil d'administration pourra à tout moment modifier, changer, suspendre ou interrompre le Plan ou le Sous-Plan Français. De plus, dans la mesure nécessaire et souhaitable pour respecter la Législation Applicable, la Société devra obtenir l'accord des actionnaires pour modifier l’une quelconque des clauses du Plan, selon les modalités et les conditions requises par la Législation Applicable.

27. Definitions.	27. Définitions.

Section 27 of the Plan shall be amended to read as follows:	L’article 27 du Plan est modifié, pour être rédigé comme suit :

27. DEFINITIONS.  The terms set forth below shall have the meanings set forth in this Section 27, rather than the definition, if any, set forth in the Plan. Unless otherwise defined in this French Sub-Plan, including this Section 27, capitalized terms used in this French Sub-Plan shall have the meaning set forth in the Plan.

27. DÉFINITIONS. Les termes figurant ci-dessous ont la signification figurant dans le présent article 27, plutôt que la définition figurant éventuellement dans le Plan. Sauf définition contraire figurant dans le présent Sous-Plan Français, y compris dans le présent article 27, les termes avec une majuscule à l’initiale utilisés dans le présent Sous-Plan Français auront la signification figurant dans le Plan.

“Acquisition Period” means the period between the Grant Date and the Vesting Date.	« Période d'Acquisition » désigne la période commençant à la Date d’Attribution et prenant fin à la Date d'Acquisition.

“Award” means any grant of a Restricted Stock Unit made under this French Sub-Plan.	« Attribution » désigne l’attribution d’Actions Gratuites faite en application du présent Sous-Plan Français.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
« Comité » désigne le Comité des Rémunérations du Conseil d'administration, ou les personnes ayant reçu une délégation pour administrer le Plan ou une partie du Plan selon les modalités autorisées par la loi.

“Disability” means total and permanent disability established on the basis of medical evidence and corresponding to the ranking in the second or third category provided in article L.341-4 of the French Social Security Code (“Code de la sécurité sociale”).

« Invalidité » désigne une invalidité totale et permanente, attestée au moyen d’un certificat médical et correspondant au classement dans la deuxième ou dans la troisième catégorie prévue à l'article L. 341-4 du Code de la sécurité sociale français.

“French-Resident Participant” means a French-Resident Employee, who has been selected to receive an RSU under this French Sub-Plan.	« Résident Participant Français » désigne un Salarié Résident Français, qui est éligible à recevoir des Actions Gratuites en application du présent Sous-Plan Français.

“French-Resident Employee” means an individual who:	« Salarié Résident Français » désigne une personne physique qui :

(i) is employed in a salaried position by (A) a French Subsidiary, (B) the Company (if such individual works for a French branch of the Company), or (C) a non-French Subsidiary (if such individual works for a French branch of the non-French Subsidiary;

(i) à la qualité de salarié de (A) une Filiale française, (B) la Société (si cette personne physique travaille pour une succursale française de la Société), ou (C) une Filiale française (si cette personne physique travaille pour une succursale française d'une Filiale non française;

(ii) is a resident of France for tax purposes on the Grant Date; and	(ii) est fiscalement résidente de France à la Date d’Attribution ; et

(iii) does not own on the Grant Date and will not own thereafter more than ten percent (10%) of the share capital of the Company.	(iii) ne possède pas, à la Date d’Attribution, et ne possédera pas, à l’issue de l’Attribution, plus de dix pour cent (10%) du capital social de la Société.

“Grant” means the grant of an RSU under this French RSU Sub-Plan.	« Attribution » désigne l’attribution d’une Action Gratuite en application du présent Sous-Plan Français.

“Grant Date” means the date on which the Committee approves grants RSUs to French-Resident Participants under this French RSU Sub-Plan. Notice of the determination shall be given to each French-Resident Participant to whom an Award is so granted within a reasonable time after the date of such grant approval.

« Date d’Attribution » désigne la date à laquelle le Comité approuve l’Attribution des Actions Gratuites à des Participants Résidents Français en vertu du présent Sous-Plan Français. Chaque Participant Résident Français auquel une Action Gratuite est ainsi attribuée est informé de la décision d’Attribution dans un délai raisonnable après la date de cette approbation d’Attribution.

“Holding Period” means the period beginning on the date of transfer of ownership of RSU Shares, it being understood that the cumulative duration of the Vesting Period and the Holding Period cannot be shorter than two (2) years from the Grant Date.

« Période de Conservation » désigne la période commençant à la date du transfert de propriété, étant précisé que la durée cumulée de la Période d'Acquisition et de la Période de Conservation ne peut être inférieure à deux (2) ans suivant la Date d’Attribution.

“Restricted Stock Unit” or “RSU” means the right, granted in accordance with articles L.225-197-1 et seq. of the French Commerce Code (Code de Commerce), giving a French-Resident Participant the right to receive Shares pursuant to a vesting schedule and the other terms and conditions set forth in the applicable Restricted Stock Unit Agreement, it being specified that the vesting schedule cannot provide for vesting earlier than the first (1st) annual anniversary of the Grant Date.

« Action Gratuite » ou « AGA », ou « Restricted Stock Unit », désigne le droit octroyé à un Participant Résident Français conformément aux dispositions des articles L.225-197-1 et suivants du Code de commerce français, lui conférant le droit conditionnel de recevoir des Actions Gratuites suivant un calendrier d’acquisition et sous réserve du respect de conditions figurant dans le Contrat d’Attribution applicable, étant précisé que le calendrier d'acquisition ne pourra prévoir que cette acquisition intervienne avant le premier (1er) anniversaire suivant la Date d'Attribution.

“RSU Share” means a Share issued pursuant to an RSU that is subject to selling restrictions for a period determined by the Committee which, together with the Vesting Period, can be no less than two (2) years from the Grant Date. The total number of Shares subject to RSUs granted by the Company cannot exceed ten percent (10%) of its share capital at the Grant Date.

« Action issue de l’Attribution » désigne une Action attribuée gratuitement à l’issue de la Période d’Acquisition et faisant l'objet d’une obligation de conservation pendant une période fixée par le Comité et dont la durée, ajoutée à celle de la Période d’Acquisition, ne peut être inférieure à deux (2) ans suivant la Date d’Attribution. Le nombre total d'Actions attribuées par la Société en application du Sous-Plan Français ne peut excéder dix pour cent (10%) de son capital social à la Date d'Attribution.

“Subsidiary” means a subsidiary of the Company, the share capital or voting power of which is at least ten percent (10%) owned, directly or indirectly, by the Company, and any other company in which the Company may come to own at least ten percent (10%) of the share capital or voting power, directly or indirectly.

« Filiale » désigne une filiale de la Société, dont le capital social ou les droits de vote sont détenus directement ou indirectement à hauteur de dix pour cent (10%) au moins par la Société, et toute autre société dont la Société pourrait venir à détenir, directement ou indirectement, au moins dix pour cent (10%) du capital social ou des droits de vote.

“Vesting Date” means the date on which the conditions set forth in the Restricted Stock Unit Agreement are met and the RSUs are settled in Shares, it being specified that such date cannot occur earlier than the second (1st) annual anniversary of the Grant Date.

« Date d’Acquisition » désigne la date à laquelle les conditions indiquées dans le Contrat d’Attribution sont remplies et les Actions Gratuites sont définitivement acquises et livrées, étant précisé que cette date ne peut intervenir avant le premier (1er) anniversaire de la Date d'Attribution.

28. Miscellaneous Provisions. The following Section shall be added to this French Sub-Plan:	28. Divers. L'article suivant est ajouté au Sous-Plan Français :

(a) Severability. In the event that any term or condition of the Plan and this French Sub-Plan is considered to be void under applicable law in any jurisdiction with respect to any French-Resident Participant, the Plan and this French Sub-Plan shall be interpreted in respect of such French-Resident Participant as if they did not contain such term or condition. All other terms and conditions of the Plan and this French Sub-Plan that are valid shall remain fully in force and shall be interpreted and applied in the manner that most closely respects the original intention of the Plan and this French Sub-Plan.

(a) Dissociabilité. Si une clause ou une condition du Plan ou du présent Sous-Plan Français venait à être considérée comme étant nulle d'après le droit applicable de n'importe quel État, le Plan et le présent Sous-Plan Français devront être interprétés, pour le Participant Résident Français concerné, comme s’ils ne renfermaient pas cette clause ou cette condition. Toutes les autres clauses et conditions du Plan et du présent Sous-Plan Français qui sont valables resteront pleinement applicables et devront être interprétées et s’appliquer d'une manière qui respecte le plus étroitement possible l'intention originale du Plan et du présent Sous-Plan Français.

(b) Language. The Plan and this French Sub-Plan shall be translated into French but if the translated versions are different than the English version, the English version will prevail.	(b) Langue. Le Plan et le présent Sous-Plan Français seront traduits en français, mais si les versions traduites sont différentes de la version anglaise, la version anglaise prévaudra.